[McDermott, Will & Emery Letterhead]


                                                              March 23, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  File No. 709537
          Form U1 Application/Declaration Seeking Approvals Related to the Proposed Combination of National Grid USA (formerly New England Electric System) and Eastern Utilities Associates

Ladies and Gentlemen:

     As counsel for Eastern Utilities Associates ("EUA") on behalf of itself and its electric utility subsidiaries Blackstone Valley Electric Company ("Blackstone"); Eastern Edison Company ("Eastern Edison"); Montaup Electric Company ("Montaup"); and Newport Electric Corporation ("Newport"), we are furnishing this opinion to be used in connection with the filing by EUA, National Grid USA ("Grid USA" formerly New England Electric System) and National Grid Group plc ("NGG") (EUA, Grid USA and NGG collectively the "Declarants") with the U.S. Securities and Exchange Commission (the "Commission"), of an Application-Declaration on Form U-1, as amended (File No. 70-9537; hereinafter, the "Application-Declaration"), under the Public Utility Holding Company Act of 1935, as amended.

     The Declarants are filing the Application-Declaration for the purpose of obtaining Commission authorization for the proposed combination of Grid USA, EUA, and Research Drive LLC ("LLC"), a Massachusetts limited liability company (the "Merger"). Pursuant to the Merger, LLC will merge with and into EUA, with EUA as the surviving entity, and subsequently EUA will be merged with and into Grid USA, with Grid USA as the surviving entity (together with the Merger, the "Transaction"). Subsequent to the Transaction, Grid USA will remain a registered holding company pursuant to the Public Utility Holding Company Act of 1935 (the "Act").

     The Application/Declaration also covers following the consummation of the Merger the acquisition of common shares related to the mergers of Eastern and Massachusetts Electric Company ("Mass. Electric"), with Mass. Electric being the
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surviving entity; Montaup and New England Power Company ("NEP"), with NEP being the surviving entity; Blackstone, Newport, and The Narragansett Electric Company ("Narragansett"), with Narragansett being the surviving entity; and EUA Service Corporation ("EUA Service") and New England Power Service Company ("Service Company"), with Service Company being the surviving entity. Grid USA will also indirectly acquire EUA's nonutility business. In connection with these mergers, securities will be issued, indebtedness assumed, and guarantees assumed, all as more fully described in the Application/Declaration.

     It is our opinion, subject to the additional assumptions, exceptions and qualifications hereinafter stated, that in the event the Merger is consummated in accordance with the Application-Declaration:

     (a) All state laws applicable to the Merger will have been complied with by EUA and its subsidiaries and associate companies.

     (b) EUA is a validly organized and duly existing voluntary association organized under the laws of the Commonwealth of Massachusetts.

     (c) The securities of EUA issued in connection with the consummation of the Merger will be validly issued, fully paid and nonassessable and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in Declaration of Trust of EUA, as amended, which is the document defining such rights and privileges.

     (d) The consummation of the Merger will not violate the legal rights of the holders of any of the securities issued by EUA and its associate companies, Eastern Edison, Montaup, Blackstone, Newport, Cogenex, EUA Ocean State Corporation ("Ocean State"), EUA Service, Northeast Energy Management, Inc. ("NEM"), EUA Citizens Conservation Services, Inc. ("CCS"), EUA Cogenex-West Corporation ("Cogenex-West"), EUA Cogenex-Canada Inc. ("Cogenex-Canada"), EUA Cogenex-Canada Energy Services, Inc. ("Cogenex-Canada Energy Services") (each of NEM, CCS, Cogenex-West, Cogenex-Canada and Cogenex-Canada Energy Services being an associate or subsidiary company of Cogenex), EUA Energy Investment Corporation ("EEIC"), EUA BIOTEN, Inc. ("EUA BIOTEN"), BIOTEN Operations, Inc. ("BIOTEN Operations"), (EUA BIOTEN and BIOTEN Operations being associate companies of EEIC), Ocean State Power I ("OSP I"), Ocean State Power II ("OSP II") (OSP I and OSP II being Rhode Island general partnerships), APS Cogenex L.L.C., EUA WestCoast L.P., BIOTEN GPM, EUA Energy Capital and Services I, EUA Energy Capital and Services II, EUA FRC II Energy Associates, Micro Utility Partners of America and Renova, L.L.C..

     This opinion, in addition to being subject to the consummation of the Merger, is also subject to the following additional assumptions, exceptions and qualifications:
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     (1) compliance with such order or orders as the SEC may issue from time to time upon the Application-Declaration;

     (2) all consents required in connection with the consummation of the Merger shall have been obtained;

     (3) the accuracy of information furnished to us (a) as to the outstanding securities of EUA and its associate companies, Eastern, Montaup, Blackstone, Newport, Cogenex, Ocean State, EUA Service, NEM, CCS, Cogenex-West, Cogenex-Canada, Cogenex-Canada Energy Services, EEIC, EUA BIOTEN, BIOTEN Operations, OSP I, OSP II, and such other associate companies listed in paragraph (d) above; and (b) that there is no provision or condition in outstanding securities of the above listed corporations limiting the consummation of the Merger;

     (4) that all requirements of applicable state securities or "blue sky" laws will have been complied with;

     (5) that the enforceability of the transactions contemplated in the Application-Declaration may be subject to and affected by applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of the rights and remedies of creditors generally (including, without limitation, such as may deny giving effect to waivers of rights to debtors or guarantors); and such duties and standards as are or may be imposed on creditors, including, without limitation, good faith, reasonableness and fair dealing under any applicable statute, rule, regulation or judicial decision;

     (6) that the enforceability of the transactions contemplated in the Application-Declaration may be subject to and affected by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the exercise of equitable powers by a court of competent jurisdiction (and no opinion is given herein as to specific performance or as to the availability of other equitable remedies or equitable relief of any kind);

     (7) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed herein;

     (8) EUA will at the time of the Merger be a duly incorporated voluntary association in the Commonwealth of Massachusetts.

     This opinion relates only to federal law and the laws of the Commonwealth of Massachusetts, and we express no opinion with respect to any other
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jurisdiction. To the extent that certain matters addressed may involve the laws of other states, we have assumed that such laws are not materially different from the laws of the Commonwealth of Massachusetts.

     We consent to the use of this opinion in connection with the Application-Declaration.


                                        Very truly yours,


                                        /s/  McDermott, Will & Emery
                                        McDermott, Will & Emery